UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*




                            Winland Electronics, Inc.
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                                (Name of Issuer)


                          Common Stock, $.01 par value
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                         (Title of Class of Securities)


                                   974241 10 1
                         -------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                                Page 1 of 4 Pages

                                  SCHEDULE 13G

CUSIP No.    974241 10 1                                 Page 2 of 4 Pages
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1             NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Lorin E. Krueger
                       ###-##-####
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2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]
                                                                         (b) [ ]


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3             SEC USE ONLY


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4             CITIZENSHIP OR PLACE OF ORGANIZATION

                       U.S.A.
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NUMBER OF         5    SOLE VOTING POWER
SHARES
BENEFICIALLY           228,423 (includes 39,940 shares obtainable upon exercise
OWNED BY               of currently exercisable options)
EACH              -------------------------------------------------------------
REPORTING         6    SHARED VOTING POWER
PERSON
WITH                   800
                  -------------------------------------------------------------
                  7    SOLE DISPOSITIVE POWER

                       228,423 (includes 39,940 shares obtainable upon exercise
                       of currently exercisable options)
                  -------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       800
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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      229,223 (includes 39,940 shares obtainable upon exercise of currently exercisable options)
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [ ]

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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.2%
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12    TYPE OF REPORTING PERSON*

      IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)         Name of Issuer:

                  Winland Electronics, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  1950 Excel Drive
                  Mankato, MN  56001

Item 2(a)         Name of Person Filing:

                  See Cover Page Item 1

Item 2(b)         Address of Principal Business Office or, if none, residence:

                  1950 Excel Drive
                  Mankato, MN  56001

Item 2(c)         Citizenship:

                  See Cover Page Item 4

Item 2(d)         Title of Class of Securities:

                  Common Stock, $.01 par value

Item 2(e)         CUSIP No.:

                  See Cover Page

Item 3            Statement Filed Pursuant to Rules 13d-1(b) or 13d-2(b):

                  Not applicable

Item 4(a)         Amount Beneficially Owned:

                  See Cover Page Item 9

Item 4(b)         Percent of Class:

                  See Cover Page Item 11




                                Page 3 of 4 Pages

Item 4(c)         Number of Shares as to Which Such Person Has:

    (i)    sole power to vote or to direct the vote:  See Cover Page Item 5
   (ii)    shared power to vote or to direct the vote:  See Cover Page Item 6
  (iii)    sole power to dispose or direct the disposition of:  See Cover Page
           Item 7
   (iv)    shared power to dispose or direct the disposition of:  See Cover Page
           Item 8

Item 5            Ownership of Five Percent or Less of a Class:

                  Not applicable

Item 6          Ownership of More than Five Percent on Behalf of Another Person:

                  Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Not applicable

Item 8            Identification and Classification of Members of the Group:

                  Not applicable

Item 9            Notice of Dissolution of Group:

                  Not applicable

Item 10           Certification:

                  Not applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of December 31, 1996.

Dated:  January 9, 1997


                                             /s/ Lorin E. Krueger
                                             Lorin E. Krueger


                                Page 4 of 4 Pages